EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of SMTEK International, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 16, 2002, except for the fourth paragraph of note 5 to the consolidated financial statements, which is as of September 25, 2002, and except for the restatement for discontinued operations as described in the second paragraph of note 3 to the 2002 and 2001 consolidated financial statements, which is as of September 24, 2003, relating to the financial statements which appear in the 2003 Annual Report to Shareholders, which is incorporated by reference in SMTEK International, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2003.

/s/ KPMG LLP

Los Angeles, California
July 21, 2004